Exhibit 10.3

Ingram Periodicals Inc.
Publisher Distribution Agreement

Publisher:Platinum Studios Inc.

Address	11400 W Olympic Blvd 14th Floor
Los Angeles, CA 90064

Title(s): KISS 4K

Ingram Periodicals Inc. (IPI) and Platinum Studios inc. (Publisher) hereby agree to the following:

IPI shall have the distribution rights to KISS 4K of Publisher's titles, to service any Barnes & Noble, Inc., Gander Mountain, Hastings, Jo-Ann's, or any Canadian or U.S. account who wishes to order above title(s) through IPI.Publisher shall provide IPI with written notification of any new or acquired title and IPI will have ten (10) business days to notify Publisher in writing whether or not IPI will distribute the title.

TERMS OF PURCHASE:

Discount:
A fifty five percent (55%) discount from the United States cover price for product distributed to all locations except Canada. For product distributed into Canada, the Canadian cover price will be converted to U.S. dollars, and a discount of fifty five percent (55%) will be applied. Purchases for Canadian distribution will be converted to U.S. dollars at the exchange rate in effect on the first business day of the month and that rate will apply for the full transaction term for each issue.

Payments:
Payment for all copies sold, net of distribution charges (which includes all returns received by payment date), shall be paid sixty (60) days after IPI invoices a subsequent issue. If, for any reason, IPI makes an over-advance or overpayment to Publisher, such over-advance or overpayment shall be immediately deducted by IPI from any subsequent advances or payments due on any issue of any publication which IPI purchased from Publisher.

Returns:	One hundred percent (100%) of copies are fully returnable by affidavit.

Term:
Three (3) years, automatically renewable without notice to Publisher. This Agreement is binding for three (3) years and is initiated with the IPI invoice date for the first issue distributed by IPI after the date this Agreement is signed by both parties. Either party must notify of their intention not to automatically renew this Agreement with written notice a minimum of one hundred twenty (120) days prior to the end of the term of this Agreement. Either party may terminate this Agreement, by written notice effective immediately, in the event that a voluntary or involuntary petition shall be filed by or against the other party under any bankruptcy or insolvency law, or if a receiver of the other party or of the other party's property is appointed, or if the other party makes an assignment for the benefit of its creditors.

MISCELLANEOUS:

•	All titles will have a scanable UPC code on the front cover of all magazines. Titles not coded are subject to a title set up fee and stickering charge of twenty-five cents ($.25) per copy.

•	Publisher will accept pass-through shrink charges.

o	Publisher will supply IPI with a print order schedule each year. IPI will only distribute product quantities indicated by the print order for each issue.

•	Publisher will provide complete shipping documentation with each delivery to the IPI warehouse(s).

m
Publisher is responsible for ensuring that all IPI Warehouse locations receive delivery of product according to the instructions on the print order(s). If product is not delivered to the proper warehouse location, any routing of shipments between IPI warehouses will be at the expense of the Publisher and will be credited against any amounts due now, or in the future, to Publisher.

•	Publisher will pay IPI for a one time initial set up fee of two hundred fifty dollars ($250.00) per title.

•	All price changes will be received in writing sixty (60) days in advance of receipt of affected issue or payment will be made based on previously recorded price.

An invoice must be sent to IPI's Accounts Payable department for each shipment sent to IPI in order to receive payment
Send invoices to: Ingram Periodicals Inc.
Accounts Payable Department
P.O. Box 7000
LaVergne, TN 37086-7000

0	All shipments sent COD will be charged a one hundred dollar ($100.00) fee, and the actual freight charges will be deducted from IPI liability to Publisher.

•	A one hundred fifty dollar ($150.00) annual catalog fee applies to each title.

•	IPI reserves the right to refuse distribution based on content and reserves the right to edit fliers.

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Shipments arriving by 9:00 am Monday at our LaVergne, TN or Chambersburg, PA warehouses and by noon Monday at our Ontario, CA warehouse will be in the stores by the following Friday. Any deliveries arriving after that time will go out the following week. The delivery schedule is open to change during holiday periods or for special issues.

•	The terms of this Agreement and all proprietary business information are to be kept strictly confidential by the parties.

INDEMNIFICATION:

Publisher represents and warrants the following regarding all product presented by Publisher to IPI for purchase:

1.	That Publisher is the owner of the product and all copyrights related thereto, and for has the authority to sell and distribute the product in accordance with the terms hereof;

2.	That the product or its sale and distribution does not infringe on any copyright or violate any privacy or other right of any person;

3.
That Publisher will promptly notify IPI in writing if it receives or otherwise becomes aware of a claim that alleges facts, which, if true, would be a breach of any of the foregoing representations or warranties.

Publisher agrees to defend, indemnify and hold IPI harmless, at Publisher's expense, for all loss, cost, expenses and damages incurred by IPI in connection with any suit, claim, or proceeding brought against IPI that alleges facts which, if true, would be a breach of any of the foregoing representations or warranties.

DISTRIBUTION CHARGES:

"Service Fee" a comprehensive service fee of $ .45 per lb of publication received for receiving, handling, packaging and shipping of publications

These rates are subject to change with thirty (30) days written notice.

Service Fee per Pound

$ .45

SIGNATURES: Please sign and return this Agreement to. Publisher Relations	Ingram Periodicals Inc Attn:
18 Ingram Blvd. LaVergne, TN 37086-7000

IPI shall have the right, during the Term of this Agreement, to use Publisher's trademarks and logos in connection with its services hereunder. All uses of Publisher's trademarks and logos shall comply with such guidelines as Publisher may from time to time establish. IPI shall acquire no rights in any such trademarks or logos and all uses thereof by IPI shall be for Publisher's benefit. Upon the termination of this Agreement for any reason, IPI shall immediately discontinue use of any such trademarks. IPI acknowledges that the trademarks of Publisher are unique and irreplaceable and that any breach or violation of the provisions of this paragraph by lPI shall cause immediate and irreparable injury to Publisher.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous and contemporaneous agreements, oral or written, and may be amended only by a written agreement signed by both parties hereto.

Nothing contained in this Agreement shall be deemed to create any partnership, joint venture or employment relationship between the parties. Neither party has any authority to incur any obligation or liability on behalf of the other party without the other party's express prior written consent.

Neither party shall be liable to the other for lost profits, or any incidental, consequential, punitive or special damages.

Neither party shall be liable for delays or failure in performance that are the result of causes beyond its reasonable control, including but not limited to acts of God, acts of governmental or military authority, fires, floods, war, or terrorist acts. In the event that any such force majeure condition continues for a period of thirty (30) days, the other party may terminate this Agreement without any further obligation or liability.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

By signing this Publisher Agreement you accept its terms and conditions and warrant that this Agreement does not breach any existing agreements you have in force with any other companies.

Publisher

Date: 07/13/2007	By:	/s/ Brian K. Altounian
Brian K. Altounian
President/COO

Ingram Periodicals Inc.

Date: 03/15/2007	By:	/s/Bruce Jones
Bruce Jones
VP Publisher Relations

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